CONTACTS From: Tony DeFazio	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Two Grocery-Anchored Shopping Centers, Including First Property in Iowa

CINCINNATI, OH, October 7, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of two grocery-anchored shopping centers. These acquisitions added the first Hy-Vee grocery store-anchored shopping center, and a Publix grocery store-anchored shopping center to the Company’s portfolio. The Company has also expanded its portfolio’s geographic diversity by adding its first shopping center located in Iowa.

CitiCentre Plaza is a 63,518 square foot shopping center located in Carroll, Iowa, approximately 90 miles northwest of Des Moines with a market drawing of over 30 miles. The shopping center is anchored by a 45,613 square foot Hy-Vee grocery store, the No. 1 traditional grocer by market share in the area.

Crystal Beach Plaza is a 59,015 square foot shopping center located in Palm Beach Harbor, Florida, approximately 30 miles northwest of Tampa, Florida. The shopping center is anchored by a 39,203 square foot Publix grocery store. Publix is the No. 1 traditional grocer by market share in the greater Tampa area.

With the acquisitions of CitiCentre and Crystal Beach, the Company’s current portfolio is comprised of interests in 59 properties anchored by 23 leading grocers in 21 states, with an aggregate portfolio purchase price of approximately $857 million.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of October 3, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 59 grocery-anchored shopping centers totaling approximately 6.2 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

###